Exhibit (21)

Target Corporation
(A Minnesota Corporation)

List of Significant Subsidiaries
(As of January 30, 2016)

Target Brands, Inc. (MN)
Target Capital Corporation (MN)
Target Corporate Services, Inc. (MN)(a)
Target Enterprise, Inc. (MN)
Target General Merchandise, Inc. (MN)

(a) This entity was merged into Target Enterprise, Inc. effective January 31, 2016.

Subsidiaries not included in the list are omitted because, considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary.